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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-118882) pertaining to the GTx, Inc. Directors' Deferred Compensation Plan, and in the Registration Statement (Form S-8 No. 333-112576) pertaining to the GTx, Inc. 2004 Equity Incentive Plan, 2004 Non-Employee Directors' Stock Option Plan, 2002 Stock Option Plan, 2001 Stock Option Plan, 2000 Stock Option Plan and 1999 Stock Option Plan of our report dated February 11, 2005, with respect to the financial statements of GTx, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Memphis, Tennessee
March 21, 2005